RESTRICTED STOCK UNIT AWARD CERTIFICATE
FOR COMPANY EMPLOYEES

METABOLIX, INC. 2014 STOCK OPTION AND INCENTIVE PLAN

Pursuant to the Metabolix, Inc. 2014 Stock Option and Incentive Plan, as amended through the date hereof (the “Plan”), Metabolix, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units specified in the attached Notice of Grant (an “Award”) to the Grantee named in the Notice of Grant. Each Restricted Stock Unit shall relate to one share of Common Stock, par value $0.01per share (the “Stock”) of the Company (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to the Stock) , subject to the terms and conditions set forth herein and in the Plan.

1.	Defined Terms. Capitalized terms in this Certificate shall have the meaning specified in the Plan, unless a different meaning is specified herein.

2.
Restrictions on Transfer of Award. This Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee. Any shares of Stock issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted Stock Units have vested as provided in Paragraph 3 of this Agreement, (ii) shares of Stock have been issued to the Grantee in accordance with the terms of this Agreement and (iii) there is an effective registration statement registering any such shares of Stock under the Securities Act (or the Grantee has obtained an opinion of counsel stating that registration under the Securities Act is not required).

3.
Vesting of Restricted Stock Units. Subject to Paragraph 4 below, the restrictions and conditions of Paragraph 2 of this Agreement shall lapse on the vesting date or dates specified in the attached Notice of Grant so long as the Grantee remains an employee of the Company on such Dates. If a series of vesting dates is specified, then the restrictions and conditions in Paragraph 2 shall lapse only with respect to the number of Restricted Stock Units specified as vested on such date. The Administrator shall have the power and authority to accelerate at any time the vesting of all or any Restricted Stock Units.

4.
Termination of Employment. If the Grantee’s employment terminates for any reason, including without limitation termination by reason of death or disability, then unless otherwise determined by the Administrator, all unvested Restricted Stock Units shall terminate immediately and be of no further force and effect.

5.
Issuance of Shares of Stock. Promptly following each vesting date, the Company shall issue to the Grantee the number of shares of Stock equal to the aggregate number of Restricted Stock Units that have vested pursuant to Paragraph 3 of this Agreement on such date (subject to appropriate adjustment in the event of any stock split, stock dividend, combination or other similar recapitalization with respect to such Stock).

6.
Tax Withholding. Promptly following each vesting date, the Grantee shall pay to the Company or make other arrangements satisfactory to the Administrator for payment of any Federal, state, and local taxes required by law to be withheld on account of such vesting. Unless the Grantee notifies the Company at least 30 days prior to the applicable vesting date of his or her intention to make such payment or arrangement, the Company shall cause the required minimum tax withholding obligation to be satisfied by withholding from shares of Stock to be issued to the Grantee a number of shares of Stock with an aggregate Fair Market Value that would satisfy the minimum withholding amount due.

7.
Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, if at the time of the Grantee’s separation from service within the meaning of Section 409A of the Code, the Company determines that Grantee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any shares of Stock that the Grantee becomes entitled to under this Agreement on account of the Grantee’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such benefit shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Grantee’s separation from service, or (B) the Grantee’s death; provided, further, that if the vesting of any Restricted Stock Units shall continue as scheduled after the Grantee’s separation from service, such unvested Restricted Stock Units shall also be treated in the same manner such that any shares of Stock issuable upon the vesting of such Restricted Stock Units shall not be issued until the date that is the earlier of (C) six months and one day after the Grantee’s separation from service, or (D) the Grantee’s death.

8.
No Obligation to Continue Employment. The Company is not obligated by or as a result of this Agreement to continue the Grantee in employment and this Agreement shall not interfere in any way with the right of the Company to terminate the employment of the Grantee at any time.

9.
Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.

10.
Data Privacy Consent. In order to administer this Award and to implement or structure future equity grants, the Company, its subsidiaries and affiliates and certain agents thereof (together, the “Relevant Companies”) may process any and all personal or professional data, including but not limited to Social Security or other identification number, home address and telephone number, date of birth and other information that is necessary or desirable for the administration of this Agreement (the “Relevant Information”). By accepting this Award, the Grantee (i) authorizes the Company to collect, process, register and transfer to the Relevant Companies all Relevant Information; (ii) waives any privacy rights the Grantee may have with respect to the Relevant Information; (iii) authorizes the Relevant Companies to store and transmit such information in electronic form; and (iv) authorizes the transfer of the Relevant Information to any jurisdiction in which the Relevant Companies consider appropriate. The Grantee shall have access to, and the right to change, the Relevant Information. Relevant Information will only be used in accordance with applicable law.

11.
Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to the Grantee at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.